Exhibit 99.1

DIRECT MARKETS HOLDINGS CORP TO SEEK VOLUNTARY DELISTING FROM NASDAQ

New York, NY/ September 18, 2012--Direct Markets Holdings Corp. (NASDAQ: MKTS) (the “Company”), today announced that its Board of Directors (the “Board”) has decided to seek a voluntary delisting from the NASDAQ Global Market (“NASDAQ”). The action followed the Board’s review of the status of its potential to regain compliance with certain continuing listing standards required by NASDAQ.

On May 22, 2012, the Company received a notification letter from NASDAQ advising the Company that for the 30 consecutive trading days preceding the date of the notice, the bid price of the Company’s common stock (the “Common Stock”) had closed below the $1.00 per share minimum price required for continued listing on The NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”) The notice stated that the Company would be provided 180 calendar days, or until November 19, 2012, to regain compliance with the Minimum Bid Price Rule. To regain compliance, the closing bid price of the Common Stock must be at least $1.00 per share for a minimum of ten consecutive business days prior to that date.

On August 20, 2012, the Company received a notification letter from NASDAQ advising the Company that for the 30 consecutive trading days preceding the date of the notice, the aggregate market value of the publicly held shares (“MVPHS”) of the Company’s common stock was below the $5,000,000 minimum MVPHS required for continued listing on NASDAQ pursuant to NASDAQ Marketplace Rule 5450(b)(1)(C) (the “MVPHS Rule”). The notice stated that the Company would be provided 180 calendar days, or until February 19, 2013, to regain compliance with the MVPHS Rule. To regain compliance, the MVPHS of the Company’s common stock must be $5,000,000 or more for a minimum of ten consecutive business days prior to that date.

On August 29, 2012, the Company received a notification letter from NASDAQ advising it that the Company no longer complies with NASDAQ’s audit committee requirements as set forth in NASDAQ Marketplace Rule 5605. The notice stated that pursuant to NASDAQ Marketplace Rule 5605(c)(4) the Company will be provided with the following cure period to regain compliance: (i) until the earlier of the Company’s next annual shareholders’ meeting or August 21, 2013; or (ii) if the next annual shareholders’ meeting is held before February 19, 2013, then the Company must evidence compliance no later than February 19, 2013.

Further, on September 13, 2012, NASDAQ halted trading of the Common Stock following the Company’s announcement on September 12, 2012, that the Company’s broker-dealer subsidiary, Rodman & Renshaw, LLC, had advised the Financial Industry Regulatory Authority (“FINRA”) that it was no longer in compliance with the SEC’s Net Capital Rule 15c3-1, and, accordingly, that such subsidiary would cease conducting its securities business, other than liquidating transactions, unless and until it can achieve compliance with the rule. On September 14, 2012, the broker-dealer filed a Form BDW – Uniform Request for Withdrawal of Broker Dealer – with FINRA. Upon acceptance by FINRA, Rodman & Renshaw, LLC’s broker dealer license will terminate.

The voluntary decision to delist from NASDAQ was taken following the Board of Director’s review of numerous factors including: those set forth above; the applicable NASDAQ rules and regulations; Rule 12-d2-2(c) under the Securities Exchange Act of 1933 (as amended); the Company’s current financial condition; the benefits generated by the maintenance of the listing; the significant compliance obligations and restrictions that result from the maintenance of the listing; and the Board’s determination that the Company will not be able to regain compliance with applicable continued listing requirements in a timely fashion.

The Company intends to file a Form 25 with the SEC on September 28, 2012 to commence the NASDAQ delisting process. It is expected that the delisting will take effect as of the close of trading on October 8, 2012. Following delisting, the Common Stock will no longer trade on the NASDAQ Capital Market under the symbol “MKTS”. The Company believes that quotation of the Common Stock on the OTC Bulletin Board will commence promptly following the delisting, but can give no assurance that the Common Stock will be quoted on the OTC Bulletin Board.

The Company continues to explore options for the commercialization or monetization of its Direct Markets electronic platform and the sale of assets related to its broker-dealer business.

Contact:
DGI
Adam Holdsworth
(212) 825-3210